Exhibits 10.6

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, Tommy Wang, hereby assigns, transfers and conveys all of his membership interest in Classroom Salon, LLC, a Pennsylvania limited liability company (the “Company”), to Classroom Salon Holdings LLC, a Delaware limited liability company , and hereby appoints any manager of the Company as his true and lawful attorney-in-fact, to transfer said membership interest on the books of the Company, with full power of substitution in the premises.

This Assignment may be executed and delivered by facsimile or electronic transmission, and a facsimile or electronic version of this Agreement or of a signature of a party will be effective as an original.

Effective as of January 18, 2022

/s/ Tommy Wang
Tommy Wang